                    BIL MAR FOODS ANNOUNCES VOLUNTARY RECALL OF
                         HOT DOGS AND OTHER PACKAGED MEATS


Zeeland, Michigan (December 22, 1998) - Bil Mar Foods today announced that it is voluntarily recalling specific production lots of hot dogs and other packaged meat products that could contain Listeria bacteria. These affected products are produced only at the company's plant in Zeeland, Michigan and are sold through retail grocery stores and selected foodservice channels in the United States.

  The only affected products are those labeled with Establishment Numbers P261 (for poultry) or 6911 (for non-poultry) for the BALL PARK, BIL MAR, BRYAN BUNSIZE and BRYAN 3-LB. CLUB PACK hot dogs, GRILLMASTER, HYGRADE, MR. TURKEY, SARA LEE DELI MEAT and SARA LEE HOME ROAST brands. The Establishment Number is found on the outer edge of all packages and is identified as EST P261 or EST 6911. PACKAGES FOR THE ABOVE BRAND NAMES THAT CARRY ANY OTHER ESTABLISHMENT NUMBERS ARE NOT AFFECTED BY THIS RECALL.

  This action follows the company's discussions with the United States Department of Agriculture (USDA) and the Centers for Disease Control and Prevention (CDC). The CDC has indicated that it is studying whether some of these products might contain the Listeria bacteria.

  "The safety of everyone who eats our products is our number-one priority, and therefore we are voluntarily taking this precautionary measure," said George A. Chivari, president and chief executive officer of Bil Mar Foods.

  The company advises consumers to return affected product to the point of purchase for a full refund. Consumers returning already opened or partially consumed product will receive a refund for the total purchase price.

  Beginning today at 12:00 noon Eastern standard time, consumers with questions about the recall or the products involved may contact Bil Mar Foods toll-free by calling 1-800/247-8339. Instructions will be provided on how to determine whether consumers have affected products and, if so, what to do with the recalled product.

  The Listeria bacteria is normally found in soil, water and a variety of raw foods such as uncooked meats and vegetables. When ingested, some strains of Listeria can cause listeriosis, which affects primarily the elderly, pregnant women, newborns and adults with weakened immune systems.

  Listeria bacteria can be eliminated from food by proper cooking. For example, placing a hot dog in boiling water, or re-heating deli meat to a product temperature of 165 degrees Fahrenheit, destroys Listeria.

  "Processed meats are cooked thoroughly to destroy harmful bacteria. However, the possibility for post-processing contamination increases as products are handled at home, in supermarkets, restaurants and delis. Consumers should handle all perishable foods carefully and keep their kitchens and refrigerators as clean as possible," said Patrick Boyle, president and chief executive officer, American Meat Institute, Washington, D.C.

  The Centers for Disease Control and Prevention has developed the following recommendations to help consumers reduce the risk of foodborne listeriosis:

     Always cook raw food from animal sources such as beef, pork or poultry thoroughly.
     Wash raw vegetables well before eating.
     Keep uncooked meats separate from vegetables, cooked foods and ready-to-eat foods.
     Do not consume raw (unpasteurized) milk or food made from raw milk.
     Wash hands, knives and cutting boards after handling uncooked foods.

     Bil Mar Foods is a division of Sara Lee Corporation. Sara Lee anticipates taking a pre-tax charge of $50 million to $70 million in the second quarter, ending December 26, 1998 to cover the anticipated cost of the product recall.

For answers to questions about Listeria and other foodborne illnesses, consumers may phone the toll-free USDA Meat and Poultry Hotline at 1-800/535-4555 between 10:00 a.m. and 4:00 p.m. (Eastern Time) Monday through Friday. Consumers can also access the American Meat Institute website at www. meatami.org.